Conference Call Transcript

Q3 2003 BriteSmile Earnings Conference Call
November 13, 2003 4:30 p.m. ET


Conference Call Services     1-800-665-8642
transcripts@callrci.comwww.callrci.com


CORPORATE PARTICIPANTS

Tony Pilaro
BriteSmile Chairman

John Reed
BriteSmile CEO

Bruce Fleming
BriteSmile President

John Doing
BriteSmile CFO

Kelly Sullivan
BriteSmile


CONFERENCE CALL PARTICIPANTS

Jacques Garibalde
Royal Capital

Chris Swenson
Micro Capital

Dan O'Neill
Granite Capital

Hohman Finney
Spyglass

Wayne Smith
Touchstone Investments
















PRESENTATION

_________________________________________

Operator

Good afternoon, and welcome ladies and gentlemen to the BriteSmile three [sic] quarter 2003 earnings conference call. At this time I would like to remind you that this conference is being recorded and that all participants are in a listen only mode. At the request of the company, we will open up the conference for questions and answers after the presentation. I will now turn the conference over to Kelly Sullivan. Please go ahead, Kelly.

_________________________________________

Kelly Sullivan - BriteSmile

Thank you and thank you everyone on the call for joining the third quarter earnings call for BriteSmile. Please note that we've just distributed the news release. If you have not received your copy, you may find it on the BriteSmile website, www.Britesmile.com, B-r-i-t-e-smile.com, under the "Company" section of the website, and/or you may call Judy Lee at 212-515-1920.

Before we begin, I just wanted to take a moment to remind everyone that this call may contain forward-looking statements based on current expectations and forecasts. In some cases, forward-looking statements may be identified with words like "could, should or would." Forward-looking statements may involve certain risks and uncertainties that all participants should be advised of. For a full understanding of the company, I would refer you to the most recent copies of the 10Q and 10K. I'll now turn the call over to CEO John Reed for brief remarks before we will then at the end up it up for questions and answers. John.

_________________________________________

John Reed - BriteSmile CEO

Thank you, Kelly. Today's listeners, thank you for attending today's call. The call we've broken up into the following parts, four small parts, as follows:

third quarter quantitative results, news headlines following that, fault haven and marketing comments; Bruce Fleming, our president; and we'll end up with some guidance on forward projections followed by questions and answers. With me here today is Bruce Fleming, our President; and John Doing, our CFO.

Let me start with what we call key indicators for the quarter. First indicator is procedures for performance. The third quarter of this year's last year basis, our procedures were 43,631 against last year's 37,126 or a 17.5% increase. Revenue for the [unintelligible] procedures was 11,437,000 against last year's same quarter 9,945,000 or plus 15%. [Inaudible] for a total for the quarter of 15,883,000 against the previous year of 14,383,000. The net income was a loss of
4.8 million against the previous year's 4.6 million; however, operating income or cash used in operations was a minus 1.7 million against last year's 1.9 million. I'm sorry -- 2.9 million -- 1.9 versus 2.9 million. The loss per share was $1.76 against last year's $1.90.

The third quarter did contain some unusual expenses with the start-up costs of our two new products, Magic Mirror and BriteSmile To Go, amounting to 1.3 million. And then we had non-cash accruals as well as adjustments totaling $1 million. So in essence, we did have an unusual quarter. However, having said that, some smaller portion of start-up costs new price will continue in quarter four and then cease for the first quarter of next year. In terms of distribution, very similar distribution to last quarter. Total number of 4,880 associated centers in operation versus last year's 4,436 and last quarter's 4,772. Those are the germane indicators.

Let me now go to slides called section or part two, which is just highlights coming out of the third quarter and a little bit on the fourth quarter. I always ask question of cash on hand; cash on hand as of the end of September was 2.0 million and the existing line of credit was 1.5 million. We did complete the acquisition of Orasudical/Montgomery [sp] in July, an asset purchase agreement, which will be beneficial to the company. We did introduce in late August something called the Magic Mirror, which Bruce will comment on a little further. We introduced in the fourth quarter, in October, BriteSmile To Go, a new product. We have a new agreement with Henry Shine [sp], the largest dental distributor in the U.S. to distribute our BriteSmile To Go and retail products to the professional market. We are in the process by end of December of testing a new concept called Lease Counter Space, in a major department store in Chicago, that will sell over-the-counter products as well as make appointments for the procedures in our centers in the dental offices.

Under BDI, BriteSmile Development, Inc., we do have a major initiative on gum health continuing in terms of research. We will probably see results from that. It was a [unintelligible] by second half of next year. And now over to Bruce, who will cover marketing and qualitative points. Bruce.

_________________________________________

Bruce Fleming - BriteSmile President

Thanks, John. I'm going to speak about our strategic direction, marking efficiency and new initiatives. Strategically, we're building a premium aspirational brand, and as we build it we may be to oral care what Estee Lauder and Shesheido [sp] is to skin care. We're anchored by superior science, which underpins our popular light-activated treatment. And this is a great place to start.

Our customers are telling us that they like us because of our convenience and efficacy. The consumer promise of our original treatment is, as you probably know, one hour, one visit, one beautiful smile. So there's nothing easier or more effective. The consumer promise of our latest BriteSmile To Go personal take home whitening product is it's easy and it works, and both of these products are elegant solutions which address consumer needs of convenience and efficacy. As you can see, we're building a brand equity with new products in a consistent, in a powerful and an elegant way. Even our latest productivity tool for the dentist, the BriteSmile Magic Mirror, is consistent with the core equity. It's easy and it works. With a click of a button, the patients see what they look like with BriteSmile treatment. This just started to ship, and the compliments and testimonials are coming in daily from the dentists and professionals that are using it.

From a marketing efficiency perspective, our efficiency continues to grow. For the third quarter, we achieved $4.74 of revenue for every marketing dollar spent against $2.70 during the year ago quarter. That's a 76% improvement. For perspective, we've improved our marketing efficiency for four consecutive quarters. Our call center conversion rates are strong versus year ago. Our database now has 518,000 names and addresses of past clients and responded non-buyers, and we market to them every day.

Each week, we've been adding an average, a net of 6,200 names and addresses to our database, and this is an important asset. In addition, our web-based initiatives are growing. Today we can count on 22% of calls and 18% appointments through our web efforts. We've built the shopping cart technology that we just launched really in mid-October. So we're able to begin to fill orders for our premium retail products online. So we expect the web to grow in importance in our overall marketing mix and appointment souring and also direct sales of the retail products.

New initiatives, we've been busy on this front. Earlier, I spoke a little about the Magic Mirror and BriteSmile To Go. Let me elaborate further and also express our optimism about our new distributor, Solvent Shine [sp] for BriteSmile To Go and our retail products. The Magic Mirror should be a great productivity device, and we started shipping it just recently, but here are some of the comments we've gotten back from dentists: This one is from Dr. Katherine Nicholson [sp] of Sparttanbrook [sp], South Carolina: "We love our BriteSmile mirror. This helps sell a lot of cases. We keep it up front. Adults waiting for their children to have their teeth cleaned get curious and they use the mirror. We've even had patients buying the procedure for their spouse as a holiday gift." We'll be seeing more of those. The office manager of Dr. Ronald Neff's [sp] practice in West Lake, California, Melissa, tells us that she converted three patients during the first week she had it. All three were leaving the office after completing other treatments and when they saw the Magic Mirror they went back to the office and had the procedure done immediately. So on and on, we're happy to see this sort of reaction. So we're really excited about the potential for building productivity with this device.

As far as BriteSmile To Go is concerned, it's doing very well. Strategically, it's really a triple threat as we see it. First, it's a personal use to go whitening pen, which can be used to keep white teeth white after the treatment. Second, it's a jump-start to whitening and possibly even a replacement for antiquated whitening trays, and that's a $150 million market. Third, it's a way for consumers to trade up from over-the-counter whitening products and the top two OTC products alone represent over 200 million in sales. So in our opinion, BriteSmile To Go is the right product at the right time. It's a product which complements our existing treatment and has the potential to obsolete old-fashioned trays. And what's more, it's really a gateway from low priced OTC products to professional whitening.

This is how the product works: you simply click the cosmetic pen and it expresses an effective dose of whitening gel onto the bristle onto the pen. It's just twice a day is really all it takes. Consumers will get the pens from dentists nationwide at our spas or via the call center or the website. They're sold in a three pack for approximately $70. To create an awareness to date, we've been active in marketing to our database, we've been running teaser campaigns on TV. We're featuring it on radio spots, and it's going to be a great way to introduce a broader audience to our brand a lower price point and then trade them up to the full $600 treatment. It's going to help us sell more product through our existing distribution network, and our spas alone, the average retail product purchased by patients after their treatment is now $102. So after they pay the $600, they walk out of the spa with $102 of retail. Now that's up from $58 before the introduction of BriteSmile To Go just two months ago. So finally, the addition of Solvent Shine as the distributor to dental offices really helps our advertising work that much harder. So there will be a BriteSmile product beyond the current 3,200 associated center base in the U.S. Solvent Shine has 650 sales people and an active dental office base of more than 60,000 offices. So we'll see more BriteSmile products in every dental office in America.

So in sum, we're seeing continued improvement in our direct marketing efforts due to more targeted marketing and database management. We're expanding our product line intelligently, and we're aligning ourselves with a key distribution partner in Solvent Shine. So all these things make us optimistic about the future growth of our company. Back to you, John.

_________________________________________

John Reed - BriteSmile CEO

Okay, we're going to end this up. Several of our investors over a period of time asked us for guidance. We have not given any guidance in the past. Since we think we're on firmer ground at this point and most things in our world are pointing in a positive direction, we'll give some limited guidance.

If we talk about the year 2003, the third quarter, as stated, is a plus 15% on revenue. The fourth quarter, the quarter that we're in right now, we're exactly halfway through the quarter. We're off to a good start. We expect significant double digit increase in the fourth quarter in revenue. As an example, October revenue unaudited was plus 34% of the year before, and November at the two week split is running at 40, 46 percent above the previous year. And again, December appears to be strong.

We addressed the year 2004. We expect continued strong revenue gains in the double digit range. We expect to be cash flow positive in the first half of `04 and then thereafter. And that, gentlemen and ladies, is a summary of guidance, and with that we're now ready to field any and all questions. Thank you for listening.

_________________________________________

Operator

Thank you, sir. The question and answer session will begin at this time. If you are using a speaker phone, please pick up the handset before pressing any numbers. If you have a question, please press the star, one on your push button telephone. If you wish to withdraw that question, please press the star, two. Your question will be taken in the order that it is received. Please stand by for your first question. Our first question comes from Jacques Garibalde of Royal Capital. Please state your question.

_________________________________________

Jacques Garibalde - Royal Capital

Hi. A couple of very quick questions. Do you have kind of comp store sales, both procedures and revenues, for Q3 `03 versus Q3 `02?

_________________________________________

John Reed - BriteSmile CEO

Sure. Let me give you [unintelligible] kind of the centers, our own individual centers, which is comp store 14 out of 14 centers, was plus 45% of the associated centers of comp basis were 11.1% above the previous year on procedures. In revenue on a comp basis, the centers have stayed up over 44%. The associated centers were relatively flat on a comp basis. In total again we were up 15% in the aggregate.

_________________________________________

Jacques Garibalde - Royal Capital

Got it.  And how many stores were opened during the third quarter?

_________________________________________

John Reed - BriteSmile CEO

How many new ones went into operation?

_________________________________________

Jacques Garibalde - Royal Capital

Yes.

_________________________________________

John Reed - BriteSmile CEO

Let me add this up quickly, if you'll just hang on one second.

_________________________________________

Bruce Fleming - BriteSmile President

The numbers that you've got were apples to apples in terms of the stores, the spas. But [crosstalk] associated centers.

_________________________________________

John Reed - BriteSmile CEO

Yeah, let me get to that, if you can just hang on one second.

_________________________________________

Bruce Fleming - BriteSmile President

[Unintelligible] repeat on the centers, the 14 centers, there's 14 this year, 14 last year. The year-to-year comparisons up 45%. It was 10.4 million versus 7.1 million. John is now looking at the associated centers year-on-year.

_________________________________________

John Reed - BriteSmile CEO

Yeah, that number essentially is 175 dental offices went operational, new, in the third quarter, on a base of 4,770.

_________________________________________

Jacques Garibalde - Royal Capital

Okay. And then just a last question. I noticed there were about 290,000 incremental shares outstanding versus the last quarter. What was that related to? Were those options that were issued or --

_________________________________________

John Reed - BriteSmile CEO

Yeah, well, there were not options issued but options exercised.

_________________________________________

Jacques Garibalde - Royal Capital

Exercised?  Okay.

_________________________________________

John Reed - BriteSmile CEO

Yeah. And in the last -- versus last quarter, I think there were some converts [unintelligible] in the last quarter, correct?

_________________________________________

Man

Yes.  Just individual.

_________________________________________

John Reed - BriteSmile CEO

In individuals, yeah.

_________________________________________

Jacques Garibalde - Royal Capital

Okay.  All right.  Thanks a lot.

_________________________________________

John Reed - BriteSmile CEO

You're welcome.  Thank you for asking.

_________________________________________

Operator

Thank you. Our next question comes from Chris Swenson from Micro Capital. Please state your question.

_________________________________________

Chris Swenson - Micro Capital

Hey, good afternoon, guys. I have a couple questions, so I'll just kick through them. The first one I have relates to new product sales. I guess there's two of them in there. First, do you plan on breaking out BriteSmile To Go versus the other products going forward?

_________________________________________

John Reed - BriteSmile CEO

We don't. I mean, we hadn't planned to. We break it out internally. Sometimes we break every SKU internally, but we hadn't planned to break it out on a public basis. I mean, we'll always probably notate that in the conference calls in the earnings release, but we don't plan to break that out separately.

_________________________________________

Chris Swenson - Micro Capital

Okay.  Can you comment on how much BriteSmile To Go fell into the third quarter?

_________________________________________

John Reed - BriteSmile CEO

Again, $72,900 worth.

_________________________________________

Chris Swenson - Micro Capital

Seventy-two, nine.  Good.  Okay.

_________________________________________

John Reed - BriteSmile CEO

That was only because -- I mean, in early -- a lot of orders were very early and we really didn't start shipping until October.

_________________________________________

Chris Swenson - Micro Capital

That's what I thought.

_________________________________________

John Reed - BriteSmile CEO

That order happened to slip out the last week of September.

_________________________________________

Chris Swenson - Micro Capital

Okay. The other question is more of a clarification question. I think this was when Bruce was talking. He mentioned that the retail, the average retail sale after a procedure is up to $102 these days. I was curious whether or not that related to procedures at a center, or whether that had to do with the associate centers or how the two -- and I guess, how the two compare?

_________________________________________

Man

That's at a center.

_________________________________________

Chris Swenson - Micro Capital

This is at a center, okay.

_________________________________________

Man

Yeah.

_________________________________________

Chris Swenson - Micro Capital

Okay.  How was the associate centers sales going for products these days?

_________________________________________

John Reed - BriteSmile CEO

It's going -- I mean, to answer question, it's going very well. We don't have the detail that we had every single day on our own centers, so that distribution is still going out. So we don't have an accurate measurement. All we do is on how much we've sold to dental offices. But we don't know what they've sold.

_________________________________________

Man

It's very easy for us in our own company owned spas because we know how many treatments we do and we know what the sales are.

_________________________________________

Chris Swenson - Micro Capital

Okay.  The next couple  things were, I wonder if you could give some more flavor
to  how  your  overseas  ACs  are  doing?   Particularly   in  Asia,   what  the
year-over-year numbers are.

_________________________________________

John Reed - BriteSmile CEO

Don't have Asia from [unintelligible], Chris. But in the overseas, just on procedures, in the third quarter was up 53% over the previous year, which had a low base, and up 7% over the previous quarter. Now having said that, as you can probably now remember, we had a difficult issue in Asia in the period of really March through August, September because of the SARS issue.

_________________________________________

Chris Swenson - Micro Capital

Right.

_________________________________________

John Reed - BriteSmile CEO

But we do have key locations in Hong Kong, Singapore, and Malaysia. That issue did impact us. Our growth on a year to date basis international has slowed down significantly until the latter part of the third quarter before we bounced back.

_________________________________________

Chris Swenson - Micro Capital

Yeah, clearly, the year-over-year numbers are good. And the last question I had is, I think this also came out of something Bruce mentioned, was the conversion rate. Can you comment more specifically on what the conversion rates are and how they've trended this year?

_________________________________________

Bruce Fleming - BriteSmile President

Well, I can tell you versus a year ago.

_________________________________________

Man

I'm not sure what conversion rates you're talking about.

_________________________________________

Bruce Fleming - BriteSmile President

Are you talking about conversion rates at the call center?

_________________________________________

Chris Swenson - Micro Capital

Yeah, at the call center, right.

_________________________________________

Bruce Fleming - BriteSmile President

Yeah.  For --

_________________________________________

John Reed - BriteSmile CEO

Let me -- Chris, I hate to say that we don't want to answer that question. We have the numbers right in front of us, obviously, but that's a competitive issue which we'd like not to comment on the conference call.

_________________________________________

Chris Swenson - Micro Capital

Okay.

_________________________________________

John Reed - BriteSmile CEO

We can say it's significantly up.

_________________________________________

Chris Swenson - Micro Capital

They're up -- that's -- okay, that's --

_________________________________________

John Reed - BriteSmile CEO

We can say, Chris, that they have almost doubled in the last year.

_________________________________________

Chris Swenson - Micro Capital

Okay. That's good enough for me. And that actually answers the questions I had today. Thanks, guys.

_________________________________________

John Reed - BriteSmile CEO

Thanks, Chris.

_________________________________________

Operator

Thank you. Our next question comes from Dan O'Neill of Granite Capital. Please state your question.

_________________________________________

Dan O'Neill - Granite Capital

Just two quick questions. What was your debt at quarter end, both short term and long-term? And also, the 1.3 million in start-up expenses, did that show up primarily in SG&A or was some of that in center selling and occupancy? Thanks a lot.

_________________________________________

John Reed - BriteSmile CEO

The second question first, Dan. It showed up in both places under cost of goods and occupancy as well as under SG&A. So it showed up at 1.3 million of incremental start-up expense was in both places.

_________________________________________

Dan O'Neill - Granite Capital

Okay.

_________________________________________

Man

As far as the debt, it was just in the 20 million at the quarter end, of which just under a million of short-term.

_________________________________________

Dan O'Neill - Granite Capital

Great.  Thank you very much.

_________________________________________

Operator

Thank you. Our next question comes from Hohman Finney from Spyglass. Please state your question.

_________________________________________

Hohman Finney - Spyglass

Yes, I've been following the company for some time now, and actually we got a couple of the BriteSmile To Go products here in the office, and kind of passed them out and everybody seems to really like them and doesn't seem to hurt anyone's teeth. And for people that have had sensitivity problems with some of the other products out there. So that's good. What do you think the chances going forward, the BriteSmile To Go product takes over the core business, you know, the main source of revenue?

_________________________________________

John Reed - BriteSmile CEO

No, I really see it as a way to trade people up. It is -- every one of the products that we sell, we offer companies a $100 certificate good on the light-activated treatment. So in essence, it's a Trojan Horse to trade people up to the $600 treatment. Quite honestly, what we have seen is that there are people who become whitening junkies at the OTC low end level and they graduate up to the professional solution. BriteSmile To Go is BriteSmile in training wheels. It brings them into the franchise and it will graduate them up to the top end. We're seeing increased productivity in a short amount of time, but increased productivity in offices that are carrying the full line. So it's probably similar to having a full line of Lexus or Jaguars. You know, you wind up selling more of the high end when you have a more complete line.

_________________________________________

Hohman Finney - Spyglass

Okay.  Thank you.

_________________________________________

Operator

Thank you. Our next question comes from Wayne Smith from Touchstone Investments. Please state your question.

_________________________________________

Wayne Smith - Touchstone Investments

Hi. I was just wondering what your cash level was at the end of the quarter. I apologize for giving this out. I got on the call late. And then the 1.3 in start-up costs, could you just explain what that was related to again? I'm sure you did it in your commentary, but I missed it.

_________________________________________

Man

Let me address the cash first.  This is Wayne Smith?

_________________________________________

Wayne Smith - Touchstone Investments

Yeah.

_________________________________________

Man

Okay. We ended the quarter at two million cash and a 1.5 million line of credit available.

_________________________________________

Wayne Smith - Touchstone Investments

Okay.

_________________________________________

Man

The second question, start-up costs on our two new products was significant. It was 1.3 million and that has to do with the following: the biggest single piece of that is the TV commercial, which was $360,000. Then we have cost of goods and we have a lot of other marketing expenses that went into the end of that, including collateral, that all amounted to about 1.3 million.

_________________________________________

Wayne Smith - Touchstone Investments

Gotcha.  Okay.

_________________________________________

John Reed - BriteSmile CEO

Now, some of that is going to -- may continue because maybe the next question is, is that done? The answer is no. We're looking at less than that in the fourth quarter and then we'll be done with what we call start-up expenses. But there is still some start-up expenses left to deal with in the fourth quarter, a lot less than the 1.3 million, but that will reoccur in the fourth quarter. I don't want anybody to think that we're done with start-up expenses on these two products, because we're not.

_________________________________________

Wayne Smith - Touchstone Investments

Okay.

_________________________________________

John Reed - BriteSmile CEO

We will be done in the fourth quarter.

_________________________________________

Wayne Smith - Touchstone Investments

And then the options that you said were exercised, is any particular strike on those options?

_________________________________________

Man

All over the place.  I mean --

_________________________________________

Wayne Smith - Touchstone Investments

Did you raise a significant amount of money through those exercises?

_________________________________________

Man

Not significant, no.  In the -- no, not significant.

_________________________________________

Wayne Smith - Touchstone Investments

Did you guys disclose cash flow number for the quarter?

_________________________________________

John Reed - BriteSmile CEO

Well, we can't use the "e" word, so let me walk backwards. What we call operating income or cash from operations, it was a negative 1.7 million against last year's negative 2.9 million.

_________________________________________

Wayne Smith - Touchstone Investments

Negative 1.7.

_________________________________________

John Reed - BriteSmile CEO

Same quarter.

_________________________________________

Wayne Smith - Touchstone Investments

Okay.  All right, great.  Thanks for the time, guys.

_________________________________________

John Reed - BriteSmile CEO

You're welcome.

_________________________________________

Operator

You have a follow-up question from Jacques Garibalde from Royal Capital. Please go ahead.

_________________________________________

Jacques Garibalde - Royal Capital

Hi. Just a clarifying question. You said there was two million in cash and 1.5 million of availability on your credit line?

_________________________________________

John Reed - BriteSmile CEO

Yes.

_________________________________________

Jacques Garibalde - Royal Capital

And is there any free cash flow guidance for Q4 that you'd provide, kind of cash flow from operations after any capital expenditures?

_________________________________________

John Reed - BriteSmile CEO

No, we have provided that, and we decided not to provide that at this point in time. We provided, I think, some guidance on revenue, and some guidance that we do have a hang-over of start-up expense for the new products, but other than that, we provide no more guidance.

_________________________________________

Jacques Garibalde - Royal Capital

Okay, thank you.

_________________________________________

John Reed - BriteSmile CEO

You're welcome.

_________________________________________

Operator

There are no further questions in queue at this time.

_________________________________________

Bruce Fleming - BriteSmile President

Okay.  Well, let's conclude then.  Is everyone still on?

_________________________________________

John Reed - BriteSmile CEO

Okay, well, I guess on behalf of BriteSmile, let us thank you for tuning in today and listening to our conference call. We obviously feel very positive, as we stated, on going forward. So we'll talk to you in the next conference call. Thank you.

_________________________________________

Operator

Ladies and gentlemen, if you wish to access the replay for this call, you may do so by dialing 1-800-428-6051 or 973-709-2089 with an ID number of 309034. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.


END